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                                                                    Exhibit 3.25

                          CERTIFICATE OF INCORPORATION
                                       OF
                            TOTAL TRIM, INC. - SOUTH


                                   ARTICLE ONE

                      The name of this Corporation (hereinafter called the "Corporation") is Total Trim, Inc. - South.

                                   ARTICLE TWO

                      The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

                                  ARTICLE THREE

                      The nature of the business and the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

                      The Corporation shall have authority, to be exercised by its Board of Directors, to issue 1,000 shares of common stock of the par value of $.01 per share.

                                  ARTICLE FIVE

                      The number of directors which shall constitute the whole Board of Directors of the Corporation shall be determined pursuant to the By-Laws of the Corporation as provided therein. Elections of directors need not be by written ballot.

                                   ARTICLE SIX

                      In furtherance and not in limitation of the powers conferred by statute and in accordance with any relevant provisions of the By-Laws, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

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                                  ARTICLE SEVEN

                      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                  ARTICLE EIGHT

                      The Corporation shall indemnify all directors and officers of the Corporation, to the full extent permitted by the General Corporation Law of the State of Delaware and as provided in the By-Laws of the Corporation, from and against any and all expenses, liabilities or other matters. The Corporation may indemnify, to the full extent permitted by the General Corporation Law of the State of Delaware and as provided in the By-laws of the Corporation, any and all persons whom it shall have the power to indemnify from and against any and all expenses, liabilities or other matters.

                                  ARTICLE NINE

                      No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Nine shall not eliminate or limit the liability of a director
(i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of Title 8 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which such director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the full extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this Article Nine shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring at the time of or prior to such amendment or repeal. Any repeal or modification of this Article Nine shall not adversely affect any right or protection of a director of the Corporation existing under this Certificate of Incorporation.

                                   ARTICLE TEN

                      Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders

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or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                 ARTICLE ELEVEN

                      The name and mailing address of the incorporator are Eric M. Sherbet, c/o Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, New York, New York 10022.

                      I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do hereby make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true and, accordingly, have hereunto set my hand this 23rd day of March, 1999.


                                               /s/ Eric M. Sherbet
                                          -----------------------------
                                                   Eric M. Sherbet


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